Exhibit 10.1 Credit Agreement

This agreement dated as of June 6, 2013 is between JPMorgan Chase Bank, N.A. (together with its successors and assigns, the “Bank”), whose address is 395 North Service Rd., 3rd Floor, Melville, NY 11747, and FREQUENCY ELECTRONICS, INC. (individually, the “Borrower” and if more than one, collectively, the “Borrowers”), whose address is 55 Charles Lindbergh Boulevard, Uniondale, NY 11553.

1.	Credit Facilities.

1.1
Scope. This agreement, unless otherwise agreed to in writing by the Bank and the Borrower or prohibited by any Legal Requirement (as hereafter defined), governs the Credit Facilities as defined below. Advances under any Credit Facilities shall be subject to the procedures established from time to time by the Bank. Any procedures agreed to by the Bank with respect to obtaining advances, including automatic loan sweeps, shall not vary the terms or conditions of this agreement or the other Related Documents regarding the Credit Facilities.

1.2
Revolving Credit Facility. During the term of this agreement, the Bank will provide revolving credit facilities to the Borrower as set forth in Section 1.5 (Tranche A) and Section 1.6 (Tranche B) in an aggregate amount not exceeding $25,000,000.00 (the “Credit Limit”); provided however that at no time will (a) the principal amount outstanding under Tranche B exceed $15,000,000.00, and (b) the principal amount outstanding under Tranche A plus the principal amount outstanding under Tranche B exceed the Credit Limit.  The Borrower acknowledges and agrees that the Credit Facilities granted herein are subject to the performance and compliance by the Borrower of the terms contained in this agreement or any Related Document, or in any other document or agreement evidencing or securing the Credit Facilities.  Advances under either Tranche A or Tranche B must be made in amounts not less than $500,000.00 (the “Minimum Borrowing Limit”) except where the Borrower elects to advance amounts under either Tranche A or Tranche B as an Alternate Rate Borrowing as set forth in Section 1.7, in which case the minimum borrowing limit shall be $100,000.00 (the “Alternate Borrowing Limit”).

1.3
Term.  The revolving credit facilities are available between the date of this agreement and June 5, 2018 or such earlier date as provided for hereunder (the “Maturity Date”).  Until the earliest to occur of the Maturity Date or an Event of Default (as defined below) or any event that would constitute an Event of Default but for the giving of notice, the lapse of time or both, the Borrower may borrow, pay down and reborrow amounts under Tranche A and Tranche B.

1.4	Use of Proceeds. The proceeds from Tranche A and Tranche B will be used by the Borrower for working capital and to finance acquisitions.

1.5
Tranche A.  Subject to the satisfaction by Borrower of the conditions set forth in Section 3 herein, upon receipt of Borrower’s written request in accordance with Section 1.8, the Bank shall advance amounts to the Borrower under Tranche A, from time to time, in an aggregate amount not exceeding (a) the lesser of (i) the Credit Limit, or (ii) the Loan Value of the Pledged Investments as defined below, less (b) the unpaid principal amount under Tranche B.  Amounts advanced under this Section 1.5 will be due and payable from the Borrower to the Bank as set forth in Section 1.9; provided, however, that in the event the principal amounts outstanding under Tranche A exceed the Loan Value of the Pledged Investments, the Borrower shall, at it’s option, (1) supplement the Pledged Investments by delivering to the Bank additional Pledged Investments, or (2) make, or cause to be made, payment in respect of Tranche A, or (3) liquidate Pledged Investments, or (4) convert such excess to Tranche B borrowings to the extent advances are available under Tranche B, or (5) any combination of the actions described in clauses (1) to (4),  in each case, to the extent necessary to ensure the Borrower’s compliance with this Section 1.5.

1.6
Tranche B.  Subject to the satisfaction by Borrower of the conditions set forth in Section 3 herein, upon receipt of Borrower’s written request in accordance with Section 1.8, the Bank shall advance amounts to the Borrower under Tranche B, from time to time, in an aggregate amount not exceeding the Borrowing Base.  Amounts advanced under this Section 1.6 will be due and payable from the Borrower to the Bank as set forth in Section 1.9.  The Borrower hereby agrees to an inspection and audit, at its own expense, at any time the unpaid principal amount under Tranche B are in excess of $2,000,000.00 for greater than twelve (12) months; provided that so long as no Event of Default has occurred and is continuing, such inspection and audit shall be limited to once per fiscal year.  After such inspection and audit, the Bank reserves the right to revisit the advance rates referenced in Section 2.1(C) below in determining the Borrowing Base.

1.7
Interest.  The Borrower hereby agrees to pay interest as set forth under the Notes.  Interest shall be computed on the basis of the actual number of days elapsed in a year of 360 days.  The Borrower may elect to pay interest at an alternate rate as set forth in the Note on any advance requested under either Tranche A or Tranche B until such time as such advances are paid in full by the Borrower (the “Alternate Rate Borrowing”).  The Alternate Borrowing Limit, not the Minimum Borrowing Limit, shall apply to any advances made as an Alternate Rate Borrowing.

1.8
Notice of Advance. Whenever the Borrower desires to receive an advance under either Tranche A or Tranche B, the Borrower will give the Bank at least three (3) Business Days’ prior written notice (one (1) Business Day prior written notice in the case of any Alternate Rate Borrowings) (or telephonic notice promptly confirmed in writing) of the advance to be made hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York time) on such day.  Each such written notice or written confirmation of telephonic notice (each, a “Notice of Borrowing”) shall be irrevocable and shall be given by or on behalf of the Borrower in the form of Exhibit A, appropriately completed to specify:  (A) the aggregate principal amount of the advance to be made, (B) the date of such advance (which shall be a Business Day), (C) whether the advance will be made under Tranche A or Tranche B, (D) whether the advance will be an made as an Alternate Rate Borrowing, and (E) whether the advance will be used to finance an Acquisition, as defined below.  In addition, the Borrower shall submit the Borrowing Base Certificate at any time an advance is requested under Tranche B and there are no amounts outstanding under Tranche B at the time of such request.  Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Bank may, prior to receipt of written confirmation, act without liability upon the basis of such telephonic notice, believed by the Bank in good faith to be from an authorized officer of the Borrower.  In each such case, the Bank’s record of the terms of such telephonic notice shall be conclusive evidence of the contents of such notice, absent manifest error.

1.9
Repayment Terms.  The Borrower will make monthly interest payments on Tranche A and Tranche B with the initial interest payment due and payble on May 31, 2013 and, thereafter, on the last day of each succeeding calendar month until all amount due hereunder are paid in full.  The Borrower will make payment in full of the principal amounts outstanding under Tranche A and Tranche B, accrued interest thereon and any other charges outstanding under this agreement no later than the Maturity Date.

1.10
Fees.   The Borrower hereby agrees to pay fees to the Bank equal to 0.10% per annum on the unused portion of the Credit Limit, quarterly, in arrears, on the last day of each calendar quarter, based on the actual number of days elapsed on the basis of a year of 360 days.

2.	Definitions and Interpretations.

2.1	Definitions. As used in this agreement, the following terms have the following respective meanings:

A. “Affiliate” means any Person which, directly or indirectly Controls or is Controlled by or under common Control with, another Person.  The Bank is under no circumstances to be deemed an Affiliate of the Borrower or any of its Subsidiaries.

B. “Authorizing Documents” means certificates of authority to transact business, certificates of good standing, borrowing resolutions, appointments, officer’s certificates, certificates of incumbency, and other documents which empower and authorize or evidence the power and authority of all Persons (other than the Bank) executing any Related Document or their representatives to execute and deliver the Related Documents and perform the Person’s obligations thereunder.

C. “Borrowing Base” means the lesser of (1) $15,000,000.00 or (2) the sum of, as determined by the Bank from time to time, (i) 80% of the aggregate amount of Eligible Accounts Receivable, plus (ii) 50% of the aggregate amount of Eligible Raw Materials Inventory (not to exceed an aggregate amount of $5,500,000.00 with respect to Eligible Raw Materials Inventory at any time of determination), plus (iii) 35% of the aggregate amount of Eligible WIP and Finished Goods Inventory (not to exceed an aggregate amount of $4,000,000.00 with respect to Eligible WIP and Finished Goods Inventory at any time of determination), plus (iv) 80% of the aggregate amount of Thales Alenia Receivables (not to exceed an aggregate amount of $2,000,000.00 with respect to Thales Alenia Receivables at any time of determination); provided, however, that the Bank may exclude Thales Alenia Receivables from the Borrowing Base in the event (x) of the reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation proceeding, or insolvency of Thales Alenia Space, or (y) the Bank, in its sole discretion, determines that the collection of such Thales Alenia Receivables to be doubtful by reason of the financial condition of Thales Alenia Space or the Thales Group, or deems the creditworthiness or financial condition of Thales Alenia Space or the Thales Group to be unsatisfactory; provided further that in each calendar year for at least one (1) continuous thirty (30) day period during such calendar year, there shall be no amounts advanced pursuant to clause (iii).

D. “Borrowing Base Certificate” means a certificate signed by an officer of the Borrower, substantially in the form of Exhibit B attached hereto and appropriately completed.

E. “Business Day” means a day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed.

F. “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

G. “Collateral” means all Property, now or in the future subject to any Lien in favor of the Bank, securing or intending to secure, any of the Liabilities.

H. “Control” as used with respect to any Person, means the power to direct or cause the direction of, the management and policies of that Person, directly or indirectly, whether through the ownership of Equity Interests, by contract, or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

I. “Credit Facilities” means all extensions of credit from the Bank to the Borrower, whether now existing or hereafter arising, including but not limited to those described in Section 1, if any, and those extended contemporaneously with this agreement.

J. “Distributions” means all dividends and other distributions made to any Equity Owners, other than salary, bonuses, and other compensation for services expended in the current accounting period.

K. “Eligible Accounts Receivable” means accounts receivable arising in the ordinary course of Borrower’s business from the sale of goods or rendition of services, which the Bank, in its reasonable judgment, shall deem eligible for borrowing, based on such considerations as the Bank may from time to time deem appropriate.  Eligible Accounts Receivable shall not include the following:

1. the Thales Alenia Receivables;
2. accounts receivable that the account debtor has failed to pay within one hundred twenty (120) days of invoice date or accounts receivable which are not due within one hundred twenty (120) days of the invoice date;
3. accounts receivable owed by an account debtor or its Affiliates where twenty-five percent (25%) or more of all accounts owed by that account debtor (or its Affiliates) are deemed ineligible under clause (2) above;
4. accounts receivable with respect to which the account debtor is an employee, Affiliate, or agent of Borrower;
5. accounts receivable with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;
6. accounts receivable that are not payable in U. S. Dollars or with respect to which the account debtor: (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any State thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof;
7. accounts receivable with respect to which the account debtor is a creditor of Borrower, has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to the accounts receivable;

8. accounts receivable with respect to which the account debtor is subject to any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation proceeding, or becomes insolvent, or goes out of business;
9. accounts receivable the collection of which the Bank, in its sole discretion, believes to be doubtful by reason of the account debtor’s financial condition or which the Bank, in its sole discretion, deems the creditworthiness or financial condition of the account debtor to be unsatisfactory;
10. accounts receivable with respect to which the goods giving rise to such accounts receivable have not been shipped and billed to the account debtor, the services giving rise to such accounts receivable have not been performed and accepted by the account debtor, or the accounts receivable otherwise does not represent a final sale, and, in each case, no progress payments are due from the account debtor in respect of such accounts receivable;
11. accounts receivable with respect to which Borrower has designated as “unapplied credits”  (i.e. payments received but not yet applied to a specific account receivable);
12. accounts receivable which arise from the sale of goods which remain in the Borrower’s possession or under the Borrower’s control (except to the extent progress payments are required under the terms of the applicable contract);
13. accounts receivable which are evidenced by a promissory note or chattel paper;
14. accounts receivable with respect to which the account debtor is located in States where the Borrower is prohibited from bringing an action to enforce payment of the account debtor’s obligation;
15. accounts receivable that represent progress payments or other advance billings that are due prior to the completion of performance by the Borrower of the subject contract for goods or services with respect to which the Borrower failed to issue an original invoice applicable thereto (except to the extent progress payments are required under the terms of the applicable contract);
16. accounts receivable with respect to which the Bank does not have a valid and first priority, perfected lien or which are not free of all liens or other claims (other than Permitted Liens) but excluding accounts receivable with respect to which the account debtor is either (i) the United States or any department, agency, or instrumentality of the United States, or (ii) any State of the United States, which accounts receivable described in the foregoing subclauses (i) and (ii) shall not be deemed ineligible pursuant to this clause 16;
17. accounts receivable with respect to which the terms and conditions thereof prohibit or restrict assignment or collection rights;
18. retainages, holdbacks or finance charges with respect to any accounts receivable; or
19. contra accounts receivable.

L. “Eligible Raw Materials Inventory” or “Eligible WIP and Finished Goods Inventory” means, at any time, all of the Borrower’s raw materials inventory or work-in-process and finished goods inventory, as the case may be, except:

1. inventory which is not owned by Borrower free and clear of all security interests, liens, encumbrances, and claims (other than Permitted Liens) of third parties;
2. inventory which the Bank, in its sole discretion, deems to be obsolete, unsalable, unmerchantable, damaged, defective, or unfit for further processing;
3. inventory not owned by the Borrower (including any inventory consigned to the Borrower) or with respect to which the Bank does not have a valid, perfected first priority security interest;
4. inventory that is located outside of the United States of America or is in transit; or
5. inventory that is on consignment.

M. “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

N. “Equity Owner” means a shareholder, partner, member, holder of a beneficial interest in a trust or other owner of any Equity Interests.

O. “GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, consistently applied.

P. “Guarantor Subsidiary” means a Subsidiary of Borrower who is subject to the provisions of either Section 4.13 or Section 4.14 hereunder.

Q. “Legal Requirement” means any law, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of any foreign governmental authority, the United States of America, any state thereof, any political subdivision of any of the foregoing or any agency, department, commission, board, bureau, court or other tribunal having jurisdiction over the Bank, any Pledgor or any Obligor or any of its Subsidiaries or their respective Properties or any agreement by which any of them is bound.

R. “Liabilities” means all debts, obligations, indebtedness and liabilities of every kind and character of the Borrower, whether individual, joint and several, contingent or otherwise, now or hereafter existing, in favor of the Bank and its Affiliates, including, without limitation, all liabilities, interest, costs and fees, arising under or from any note, open account, overdraft, credit card, lease, Rate Management Transaction, letter of credit application, endorsement, surety agreement, guaranty, acceptance, foreign exchange contract or depository service contract, whether payable to the Bank or to a third party and subsequently acquired by the Bank, any monetary obligations (including interest) incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements or substitutions of any of the foregoing.

S. “Lien” means any mortgage, deed of trust, pledge, charge, encumbrance, security interest, collateral assignment or other lien or similar restriction of any kind.

T. “Loan Value” means the value assigned by the Bank from time to time, in its sole reasonable discretion, to each item of the Pledged Investments.  The initial Loan Value of the Pledged Investments is listed on Schedule 1.

U. “Notes” means all promissory notes, instruments and/or contracts now or hereafter evidencing the Credit Facilities.

V. “Obligor” means any Borrower, guarantor, surety, co-signer, endorser, general partner or other Person who may now or in the future be obligated to pay any of the Liabilities.

W. “Organizational Documents” means, with respect to any Person, certificates of existence or formation, documents establishing or governing the Person or evidencing or certifying that the Person is duly organized and validly existing in accordance with all applicable Legal Requirements, including all amendments, restatements, supplements or modifications to such certificates and documents as of the date of the Related Document referring to the Organizational Document and any and all future modifications thereto approved by the Bank.

X. “Permitted Investments” means (a) readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition; (b) fully insured (if issued by a bank other than the Bank) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating in the United States of America having capital and surplus in excess of $500,000,000.00; (c) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor’s Corporation or Moody’s Investors Service; (d) the Pledged Investments; (e) the Permitted Acquisitions; (f) intercompany loans and accounts in the ordinary course of business among Borrower and the Guarantor Subsidiaries; and (g) the Unrestricted Investments.

Y. “Person” means any individual, corporation, partnership, limited liability company, joint venture, joint stock association, association, bank, business trust, trust, unincorporated organization, any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing or any other form of entity.

Z. “Pledged Investments” means all of the Borrower’s “Investment Property” of every type and description, described in the Control Agreement of even date herewith among the Borrower, J.P. Morgan Securities LLC, and the Bank, and on the customer statement, if any, attached to the Control Agreement which shall include without limitation, all of the Borrower’s “Securities Accounts”, “Securities Entitlements”, “Securities”, “Investment Property” and “Financial Assets” (such terms being used herein are defined in the Uniform Commercial Code of New York (“UCC”)) and which may now or hereafter be maintained, held in or credited in any of the accounts with the account numbers described in the Control Agreement (including any subaccounts and any successor account(s) and/or subaccount(s), howsoever numbered), all substitutions, additions, renewals, investments, reinvestments, free credit balances, cash proceeds, general intangibles, insurance, products and supporting obligations including but not limited to all interest, dividends, other proceeds, instruments and other property now or hereafter received, receivable or otherwise distributed in connection with the sale, lease, license, exchange or other disposition of any Pledged Investments. The Borrower’s performance of its obligations under the Credit Facilities is secured by a pledge of the Pledged Investments as collateral pursuant to a Continuing Pledge Agreement of even date herewith by the Borrower in favor of the Bank. The Bank retains the right to determine the eligibility of the Pledged Investments.

AA. “Pledgor” means any Person providing Collateral.

BB. “Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

CC. “Rate Management Transaction” means (1) any transaction (including an agreement with respect thereto) which is a rate swap, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap, floor, collar, currency swap, cross-currency rate swap, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including an option with respect to any of these transactions), or (2) any type of transaction that is similar to any transaction referred to in clause (1) above that is currently, or in the future becomes, recurrently entered into in the financial markets and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, or any combination of the foregoing transactions.

DD. “Related Documents” means this agreement, the Notes, applications for letters of credit, all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document executed in connection with this agreement or with any of the Liabilities.

EE. “Subsidiary” means, as to any particular Person (the “parent”), a Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of the date of determination, as well as any other Person of which fifty percent (50%) or more of the Equity Interests is at the time of determination directly or indirectly owned, Controlled or held, by the parent or by any Person or Persons Controlled by the parent, either alone or together with the parent.

FF. “Thales Alenia Receivable” means any and all account receivables due from Thales Alenia Space, a subsidiary of the Thales Group, excluding, however, accounts receivable (1) which are more than 120 days from the invoice date; (2) with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by Thales Alenia Space may be conditional; (3) with respect to which Thales Alenia Space has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to the accounts receivable; (4) with respect to which the goods giving rise to such accounts receivable have not been shipped and billed to Thales Alenia Space, the services giving rise to such accounts receivable have not been performed and accepted by Thales Alenia Space, or the accounts receivable otherwise does not represent a final sale, and, in each case, no progress payments are due from the account debtor; (5) which arise from the sale of goods which remain in the Borrower’s possession or under the Borrower’s control; (6) which are evidenced by a promissory note or chattel paper; (7) which represent progress payments or other advance billings that are due prior to the completion of performance by the Borrower of the subject contract for goods or services with respect to which the Borrower failed to issue an original invoice applicable thereto; (8) which are retainages, holdbacks or finance charges with respect to any accounts receivable or (9) which are contra accounts receivable.

GG. “Unrestricted Investments” means all of the Borrower’s “Investment Property” of every type and description other than Pledged Investments which shall include without limitation, all of the Borrower’s “Securities Accounts”, “Securities Entitlements”, “Securities”, “Investment Property” and “Financial Assets” (such terms being used herein are defined in the UCC) and which may now or hereafter be maintained, held in or credited in any account maintained in financial institutions other than the Bank or its Affiliates, all substitutions, additions, renewals, investments, reinvestments, free credit balances, cash proceeds, general intangibles, insurance, products and supporting obligations including but not limited to all interest, dividends, other proceeds, instruments and other property now or hereafter received, receivable or otherwise distributed in connection with the sale, lease, license, exchange or other disposition of any Unrestricted Investments.

2.2
Interpretations. Whenever possible, each provision of the Related Documents shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements. If any provision of this agreement cannot be enforced, the remaining portions of this agreement shall continue in effect. In the event of any conflict or inconsistency between this agreement and the provisions of any other Related Documents, the provisions of this agreement shall control. Use of the term “including” does not imply any limitation on (but may expand) the antecedent reference. Any reference to a particular document includes all modifications, supplements, replacements, renewals or extensions of that document, but this rule of construction does not authorize amendment of any document without the Bank’s consent. Section headings are for convenience of reference only and do not affect the interpretation of this agreement. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP. Whenever the Bank’s determination, consent, approval or satisfaction is required under this agreement or the other Related Documents or whenever the Bank may at its option take or refrain from taking any action under this agreement or the other Related Documents, the decision as to whether or not the Bank makes the determination, consents, approves, is satisfied or takes or refrains from taking any action, shall be in the sole and exclusive discretion of the Bank, and the Bank’s decision shall be final and conclusive.

3.	Conditions Precedent to Extensions of Credit.

3.1
Conditions Precedent to Initial Extension of Credit under each of the Credit Facilities. Before the first extension of credit governed by this agreement and any initial advance under any of the Credit Facilities, whether by disbursement of a loan, issuance of a letter of credit, or otherwise, the Borrower shall deliver to the Bank, in form and substance satisfactory to the Bank:

A. Loan Documents. The Notes, and as applicable, the security agreements, the pledge agreements, financing statements, the guaranties, and any other documents which the Bank may reasonably require to give effect to the transactions described in this agreement or the other Related Documents;

B. Organizational and Authorizing Documents. The Organizational Documents and Authorizing Documents of the Borrower and any other Persons (other than the Bank or any Affiliate thereof) executing the Related Documents in form and substance reasonably satisfactory to the Bank that at a minimum: (1) document the due organization, valid existence and good standing of the Borrower and every other Person (other than the Bank or any Affiliate thereof) that is a party to this agreement or any other Related Document; (2) evidence that each Person (other than the Bank or any Affiliate thereof) which is a party to this agreement or any other Related Document has the power and authority to enter into the transactions described therein; and (3) evidence that the Person signing on behalf of each Person that is a party to the Related Documents (other than the Bank or any Affiliate thereof) is duly authorized to do so; and

C. Liens. The termination, assignment or subordination, as determined by the Bank, of all Liens (other than Permitted Liens) on the Collateral in favor of any secured party (other than the Bank).

3.2
Conditions Precedent to Each Extension of Credit. Before any extension of credit governed by this agreement, whether by disbursement of a loan, issuance of a letter of credit or otherwise, the following conditions must be satisfied:

A. Representations. The representations of the Borrower and any other parties, other than the Bank, in the Related Documents are true in all material respects on and as of the date of the request for and funding of the extension of credit, except to the extent that such representation specifically refers to an earlier date, in which case they shall be true in all material respects as of such earlier date;

B. No Event of Default. No Event of Default or event that would constitute an Event of Default but for the giving of notice, the lapse of time (including but not limited to the running of a cure period) or both, has occurred in any provision of this agreement, the Notes or any other Related Documents and is continuing or would result from the extension of credit; and

C. No Prohibition or Onerous Conditions. The making of the extension of credit is not prohibited by and does not subject the Bank, any Obligor, or any Subsidiary of the Borrower to any penalty or onerous condition under, any Legal Requirement.

4.	Affirmative Covenants. The Borrower agrees to do, and cause each of its Subsidiaries to do, each of the following:

4.1
Insurance. Maintain insurance with financially sound and reputable insurers, with such insurance and insurers to be reasonably satisfactory to the Bank, covering its Property and business against those casualties and contingencies and in the types and amounts as are in accordance with sound business and industry practices, and furnish to the Bank, upon reasonable request of the Bank, reports on each existing insurance policy showing such information as the Bank may reasonably request.

4.2
Existence. Maintain its existence and business operations as presently in effect in accordance with all applicable Legal Requirements, pay its debts and obligations when due under normal terms except to the extent any failure to pay would not constitute an Event of Default, and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith if they have been properly reflected on its books and, at the Bank’s request, adequate funds or security has been pledged or reserved to insure payment.

4.3	Financial Records. Maintain proper books and records of account, in accordance with GAAP, and consistent with financial statements previously submitted to the Bank.

4.4
Inspection. Permit the Bank, its agents and designees to: (A) inspect and photograph its Property, to examine and copy files, books and records, and to discuss its business, operations, prospects, assets, affairs and financial condition with the Borrower’s or its Subsidiaries’ officers and accountants, at times and intervals as the Bank reasonably determines; (B) perform audits or other inspections of the Collateral, including the records and documents related to the Collateral; and (C) confirm with any Person any obligations and liabilities of the Person to the Borrower or its Subsidiaries. The Borrower will, and will cause its Subsidiaries to cooperate with any inspection or audit. The Borrower will pay (subject to the last sentence of this Section 4.4) the Bank the reasonable costs and expenses of any audit or inspection of the Borrower’s books and records, and of the Collateral (including fees and expenses charged internally by the Bank for asset reviews) promptly after receiving the invoice.  The Borrower hereby agrees to an inspection and audit, at its own expense, at any time the unpaid principal amount under Tranche B are in excess of $2,000,000.00 for greater than twelve (12) months; provided that so long as no Event of Default has occurred and is continuing, such inspection and audit shall be limited to once per fiscal year.

4.5
Financial Reports.  Furnish to the Bank (A) audited annual 10K financial statements within 120 days from the Borrower’s fiscal year end, (B) management prepared 10Q financial statements within sixty (60) days of the Borrower’s fiscal quarter end, (C) at any time there are amounts outstanding in respect of Tranche B, (1) a Borrowing Base Certificate within twenty (20) days from each month end, (2) an accounts receivable aging report within twenty (20) days from each month end, and (3) an inventory summary reports within twenty (20) days from each month end, (D) a contracts summary report within twenty (20) days from each month end, and (E) whatever other information, statements, books and records the Bank may from time to time reasonably request.

4.6	Financial Covenants. Comply with the following covenants and ratios:

A. Funded Debt/EBITDA Ratio.  Maintain, as of each fiscal quarter end, a Funded Debt to EBITDA Ratio of not greater than 3.0 to 1.0. For purposes of this Section 4.6(A), “Funded Debt” means aggregate unpaid principal amount owed under the Credit Facilities plus all other debt owed to financing institutions (including but not limited to capital leases), and “EBITDA” means earnings before interest, taxes, depreciation and amortization, determined on a consolidated basis in accordance with GAAP, for the four fiscal quarter period then ended.

B. Interest Charge Coverage Ratio.  Maintain, as of each fiscal quarter end, an Interest Charge Coverage Ratio of not less than 5.0 to 1.0. For purposes of this Section 4.6(B), “Interest Charge Coverage Ratio” is defined as Available Cash divided by Total Debt Service, “Available Cash” means EBITDA (as defined in Section 4.6(A)) less capital expenditures less cash taxes less Restricted Payments (as defined below), and “Total Debt Service” means the aggregate interest expense paid on Funded Debt (as defined in Section 4.6(A)) for such determination period; provided however that the covenant under this Section 4.6(B) shall apply only at such time as there are amounts outstanding under Tranche B.

4.7
Notices of Claims, Litigation, Defaults, etc. Promptly inform the Bank in writing of: (A) all existing and, to the knowledge of the Borrower, all threatened litigation, claims, investigations, administrative proceedings and similar actions or changes in Legal Requirements affecting it which could materially affect its business, assets, affairs, prospects or financial condition; (B) the occurrence of any event which gives rise to the Bank’s option to terminate the Credit Facilities; (C) the institution of steps by it to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which it may have liability; (D) any reportable event or any prohibited transaction in connection with any employee benefit plan; (E) any additions to or changes in the locations of its businesses; and (6) any alleged breach by the Bank of any provision of this agreement or of any other Related Document.

4.8	Other Agreements. Comply in all material respects with all terms and conditions of all other material agreements, whether now or hereafter existing, between it and any other Person.

4.9
Title to Assets and Property. Maintain good and marketable title to all of its material Properties, and defend them against all claims and demands of all Persons at any time claiming any interest in them (except Permitted Liens).

4.10
Additional Assurances. Promptly make, execute and deliver any and all agreements, documents, instruments and other records that the Bank may reasonably request to evidence any of the Credit Facilities, cure any defect in the execution and delivery of any of the Related Documents, perfect any Lien, comply with any Legal Requirement applicable to the Bank or the Credit Facilities or describe more fully particular aspects of the agreements set forth in any of the Related Documents.

4.11	Employee Benefit Plans. Maintain each employee benefit plan as to which it may have any liability, in compliance with all Legal Requirements.

4.12	Banking Relationship. Establish and maintain its primary banking depository and disbursement relationship with the Bank.

4.13
Domestic Obligor.  Require each Subsidiary, other than an Inactive Subsidiary, organized under the laws of the United States or any State thereof, now or hereafter existing (each a “Domestic Obligor”), to (a) guarantee, jointly and severally, the performance of the Borrower’s obligations for any and all Liabilities (the “Guarantee”), (b) provide to the Bank a continuing security interest in all of its property whether owned individually or jointly with others, whether now owned or hereafter acquired, whether now existing or hereafter arising, and wherever located to secure the payment and performance by such Domestic Obligor of its obligations under the Guarantee, and (c) execute any and all documents necessary to effectuate the provisions of this Section 4.13.  For purposes of this agreement, an “Inactive Subsidiary” is a Subsidiary of Borrower who (a) has ceased to do business as of the beginning of the fiscal year expiring immediately prior to the date of determination, and (b) does not own assets with a fair market value in excess of $50,000.00, in the aggregate, as of the date of determination.

4.14
Pledge of Shares of Stock of Foreign Obligor.  Deliver to the Bank sixty-six and ⅔ percent (66⅔%) of the total outstanding and issued shares of common stock, on a fully converted basis, of any first tier Subsidiary of the Borrower, now or hereafter existing, that is not a Domestic Obligor (each, a “Foreign Obligor”) whose Operating Profit plus the Operating Profit of all its Subsidiaries, as of any determination period, constitutes at least ten percent (10%) of the Borrower’s consolidated Operating Profit, as of such determination period.  Borrower hereby agrees, and shall cause each Foreign Obligor, to execute any and all documents necessary to effectuate the provision of this Section 4.14.  For purposes of this Section 4.14, the term “Operating Profit” means an amount equal to (a) total revenues, less (b) total cost of revenues, less (c) total selling and administrative expenses, less (d) total research and development expenses, as set forth in Borrower’s 10Q and 10K financial statements, as the case may be.

4.15
Authorization for Direct Payments (ACH Debits).  Authorize the Bank to effect any payment due under the Credit Facilities through debit entries to Account Number 202659306 maintained by the Borrower at the Bank (or such other account numbers maintained by the Borrower with the Bank as agreed to by the Bank) and to maintain such authorization, in full force and effect, until the Liabilities have been paid in full.

4.16	Compliance Certificate. Execute and deliver to the Bank the compliance certificate attached hereto as Exhibit C no later than twenty (20) days after the end of each fiscal quarter.

4.17	Additional Approvals, Opinions, and Documents. Upon the Bank’s request, deliver to the Bank any other approvals, opinions and documents as the Bank may reasonably request.

5.	Negative Covenants.

5.1
Unless otherwise noted, the financial requirements set forth in this section will be computed in accordance with GAAP applied on a basis consistent with financial statements previously submitted by the Borrower to the Bank.

5.2	Without the written consent of the Bank, the Borrower will not and no Subsidiary of the Borrower will:

A. Distributions. Redeem, retire, purchase or otherwise acquire, directly or indirectly, any of its Equity Interests, return any contribution to an Equity Owner or, other than stock dividends and dividends paid to the Borrower, declare or pay any Distributions; provided, however, that if there is no existing default under this agreement or any other Related Document and to do so will not cause a default under any of such agreements, then the Borrower may (i) pay Distributions to its Equity Owners and (ii) repurchase its Equity Interests; provided further that if there are amounts outstanding under Tranche B six (6) months prior or six (6) months after the date of such Distribution and/or repurchase of Equity Interests, then (x) such Distributions shall not exceed fifty percent (50%) of Borrower’s net income for the immediately preceding fiscal year, as determined in accordance with GAAP (the “Restricted Payments”), and (y) such repurchase shall not exceed $1,000,000.00, in the aggregate, of Borrower’s Equity Interests for the period beginning May 1, 2012 and ending on the date of such repurchase; provided further, that (A) Borrower or any Guarantor Subsidiary may purchase, directly or indirectly, any Equity Interests of any Subsidiary of Borrower, or (B) any Subsidiary of Borrower may declare or pay any Distributions to Borrower or any Guarantor Subsidiary.

B. Sale of Equity Interests. Issue, sell or otherwise dispose of any Equity Interests of any Subsidiary; provided, however, that (1) any Subsidiary of the Borrower may issue Equity Interests to Borrower or any Guarantor Subsidiary and (2) Borrower may sell or otherwise dispose of the Equity Interests of any Subsidiary that is not a Guarantor Subsidiary so long as such sale or disposition is for fair market value.

C. Debt. Incur, contract for, assume, or permit to remain outstanding, indebtedness for borrowed money, installment obligations, or obligations under capital leases or operating leases, other than (1) unsecured trade debt incurred in the ordinary course of business, (2) indebtedness owing to the Bank, (3) indebtedness reflected in its latest financial statement furnished to the Bank prior to execution of this agreement and that is not to be paid with proceeds of borrowings under the Credit Facilities, (4) indebtedness outstanding as of the date hereof that has been disclosed to the Bank in writing and that is not to be paid with proceeds of borrowings under the Credit Facilities, (5) indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of indebtedness permitted by this clause (5) shall not exceed $1,000,000 at any time outstanding, and (6) other unsecured indebtedness in an aggregate principal amount not exceeding $2,000,000 at any time outstanding.

D. Guaranties. Guarantee or otherwise become or remain secondarily liable on the undertaking of another, except (a) in favor of the Bank, or (b) for endorsement of drafts for deposit and collection in the ordinary course of business, or (c) on behalf of any Guarantor Subsidiary for any undertaking by such Guarantor Subsidiary that is not otherwise prohibited herein.

E. Liens. Create or permit to exist any Lien on any of its Property except for Permitted Liens.  For purposes of this agreement and any of the Related Documents, the term “Permitted Lien” means (1) any existing Lien known to and approved by the Bank, (2) Liens in favor of the Bank or any of its Affiliates, (3) Liens incurred in the ordinary course of business securing current non-delinquent or protested liabilities for taxes, worker’s compensation, unemployment insurance, social security and pension liabilities, (4) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary, including Capital Lease Obligations; provided that (i) such security interests secure indebtedness permitted by clause (5) of Section 5.2(C), (ii) such security interests and the indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary, (6) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested; (7) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (8) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; (9) customary Liens (including the right of set-off) in favor of banking institutions encumbering deposits held by such banking institutions or in favor of collecting banks incurred in the ordinary course of business; and (10) judgment liens that do not cause an event of default under Section 7.1(J).

F. Use of Proceeds. Use, or permit any proceeds of the Credit Facilities to be used, directly or indirectly, for: (1) any personal, family or household purpose; or (2) the purpose of “purchasing or carrying any margin stock” within the meaning of Federal Reserve Board Regulation U.  At the Bank’s request, it will furnish a completed Federal Reserve Board Form U-1.

G. Continuity of Operations. (1) Engage in any business activities substantially different from those in which it is presently engaged; (2) cease operations, dissolve, liquidate, merge, acquire or consolidate with any other Person, except for (a) any Permitted Acquisition, (b) any merger or consolidation of a Subsidiary of Borrower into (i) a Subsidiary other than a Guarantor Subsidiary, or (ii) a Guarantor Subsidiary, where the Guarantor Subsidiary is the surviving entity, or (c) any merger or consolidation of a Subsidiary of Borrower into Borrower so long as the Borrower is the surviving entity; (3) change its name; provided that the Bank’s consent thereto shall not be unreasonably withheld; (4) lease, sell or otherwise convey any assets out of the ordinary course of business, other than (a) sales of Unrestricted Investments, (b) sales of assets that are substantially worn, damaged, or obsolete, and in each case, the proceeds of such sale are used to purchase replacement assets, (c) sales of Equity Interests permitted by Section 5.2(B), and (d) sales of assets not otherwise permitted under this agreement so long as the aggregate fair market value of all assets sold in reliance on this clause (d) during the term of this agreement shall not exceed $500,000.00, in the aggregate, and are sold at such assets’ fair market value; (5) lease, purchase or otherwise acquire a material part of the assets of any other Person except in the ordinary course of business or as otherwise permitted herein, (6) enter into any arrangement with any Person providing for the leasing by it of Property which has been sold or transferred by it to such Person; (7) change its business organization or the jurisdiction under which its business organization is formed or organized, (8) change any places of its businesses, provided however, Borrower may change the location of its businesses to other locations in the Continental United States after giving at least four (4) months prior written notice to the Bank; or (9) agree to do any of the foregoing.

H. Limitation on Negative Pledge Clauses. Enter into any agreement with any Person other than the Bank which prohibits or limits its ability to create or permit to exist any Lien (other than Permitted Liens) on any of its Property, whether now owned or hereafter acquired.

I. Conflicting Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of its obligations under this agreement or any of the other Related Documents.

J. Reserved.

K. Limitation on Loans, Advances to and Investments in Others and Receivables from Others. Purchase, hold or acquire any Equity Interest or evidence of indebtedness of, make or permit to exist any loans or advances to, permit to exist any receivable from, or make or permit to exist any investment or acquire any interest whatsoever in, any Person, except: (1) extensions of trade credit to customers in the ordinary course of business on ordinary terms; (2) Permitted Investments; (3) Permitted Acquisitions; and (4) loans, advances, investments and receivables existing as of the date of this agreement that have been disclosed to and approved by the Bank in writing and that are not to be paid with proceeds of borrowings under the Credit Facilities.

L. Organizational Documents. Alter, amend or modify any of its Organizational Documents where such alteration, amendment or modification may adversely affect the rights of the Bank under this agreement or any of the Related Documents, or to the Collateral.  Borrower shall provide thirty (30) days’ prior written notice to the Bank of any alteration, amendment or modification to the Organizational Documents of Borrower or its Subsidiaries not otherwise prohibited by this Section 5.2(L) made by Borrower or its Subsidiaries.

M. Government Regulation. (1) Be or become subject at any time to any Legal Requirement or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Bank from making any advance or extension of credit to it or from otherwise conducting business with it, or (2) fail to provide documentary and other evidence of its identity as may be requested by the Bank at any time to enable the Bank to verify its identity or to comply with any applicable Legal Requirement, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

N. Acquisitions.  Acquire any business (each, an “Acquisition”), whether through a reorganization, merger, consolidation, combination, the purchase of all or substantially all of the assets of any entity or otherwise, other than a Permitted Acquisition.  For purposes of this agreement, “Permitted Acquisition” means the purchase or acquisition (whether in one or a series of related transactions) by the Borrower of (a) more than 50% of the Equity Interests with ordinary voting power of another Person or (b) all or substantially all of the Property (other than Equity Interests) of another Person or division or line of business or business unit of another Person, whether or not involving a merger or consolidation with such Person; provided that (i) at the time thereof and after giving effect thereto, no event of default shall have occurred and be continuing or would result from such acquisition or purchase, (ii) the acquired Person is organized under the laws of the United States or any State thereof, (iii) if there are amounts outstanding under Tranche B six (6) months prior or six (6) months after the date of such Acquisition, use more than (x) $7,500,000.00, in one transaction or a series of related transactions, of amounts advanced hereunder in such Acquisition, or (y) $15,000,000.00, in the aggregate, of amounts advanced hereunder for all Acquisitions made during the term of this agreement, (iv) the primary business of the acquired Person is in the same general line of business as the Borrower, and (v) such Acquisition is accomplished by coming to an agreement with the acquired Person’s management, and not by going directly to the acquired Person’s shareholders or fighting to replace the acquired Person’s management in order to get the Acquisition approved.  Borrower shall provide prior written notice to the Bank of any Acquisition not otherwise prohibited by this Section 5.2(N) made by Borrower or its Subsidiaries.

6.	Representations.

6.1
Representations and Warranties by the Borrower. To induce the Bank to enter into this agreement and to extend credit or other financial accommodations under the Credit Facilities, the Borrower represents and warrants as of the date of this agreement and as of the date of each request for credit under the Credit Facilities that each of the following statements is and shall remain true and correct in all material respects throughout the term of this agreement, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and until all Credit Facilities and all Liabilities under the Notes and other Related Documents are paid in full: (a) its principal residence or chief executive office is at the address shown above or such other address as specified in writing by Borrower to Bank, (b) its name as it appears in this agreement is its exact name as it appears in its Organizational Documents or as otherwise specified in writing by Borrower to Bank, (c) the execution and delivery of this agreement and the other Related Documents to which it is a party, and the performance of the obligations they impose, do not violate any Legal Requirement, conflict with any agreement by which it is bound, or require the consent or approval of any other Person, (d) this agreement and the other Related Documents have been duly authorized, executed and delivered by all parties thereto (other than the Bank) and are valid and binding agreements of those Persons, enforceable according to their terms, except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, (e) all balance sheets, profit and loss statements, and other financial statements and other information furnished to the Bank in connection with the Liabilities are accurate and fairly reflect the financial condition of the Persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates, (f) no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) is pending or, to the knowledge of the Borrower, threatened against it, and no other event has occurred which may in any one case or in the aggregate, materially adversely affect it or any of its Subsidiaries’ financial condition, properties, business, affairs or operations, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by the Bank in writing, (g) all of its tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges due and owing have been paid in full, except those presently being contested by it in good faith and for which adequate reserves have been provided, (h) it is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, (i) it is not a “holding company”, or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, (j) there are no defenses or counterclaims, offsets or adverse claims, demands or actions of any kind, personal or otherwise, that it could assert with respect to this agreement or the Credit Facilities, (k) it owns, or is licensed to use, all trademarks, trade names, copyrights, technology, know-how and processes reasonably necessary for the conduct of its business as currently conducted, and (l) the execution and delivery of this agreement and the other Related Documents to which it is a party and the performance of the obligations they impose, if the Borrower is other than a natural Person (i) are within its powers, (ii) have been duly authorized by all necessary action of its governing body, and (iii) do not contravene the terms of its Organizational Documents or other agreement or document governing its affairs.

7.	Default/Remedies.

7.1	Events of Default/Acceleration. If any of the following events occurs, the Notes shall become due immediately, without notice, at the Bank’s option:

A. Any Obligor fails to pay when due any principal, interest, fees, or other amounts due under any Note.

B. Any Obligor fails to pay when due any other Liabilities owed by Borrower to the Bank under this agreement or any other Related Document, in each case within the applicable cure period, if any.

C. Any Obligor or any Pledgor: (i) fails to observe or perform or otherwise violates or defaults on any other term, covenant, condition or agreement of any of the Related Documents or under any agreement, now or hereafter in effect, with the Bank, its Affiliate, or their respective successors and assigns, and such failure, violation or default shall continue unremedied for a period of ten (10) or more days; (ii) makes any materially incorrect or misleading representation, warranty, or certificate to the Bank; (iii) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Bank; or (iv) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than the debt evidenced by the Related Documents) in excess of $500,000.00.

D. In the event any Obligor terminates or revokes or purports to terminate or revoke its guaranty or any Obligor’s guaranty becomes unenforceable in whole or in part.

E. There is any loss, theft, damage, or destruction of any Inventory not covered by insurance in excess of $500,000.00 (including any applicable out-of-pocket deductibles) in the aggregate during the term of this agreement.

F. Any event occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of any Obligor or any Subsidiary of any Obligor.

G. Any Obligor or any of its Subsidiaries or any Pledgor: (i) becomes insolvent or unable to pay its debts as they become due; (ii) makes an assignment for the benefit of creditors; (iii) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its Property; (iv) voluntarily commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws; (v) conceals or removes any of its Property, with intent to hinder, delay or defraud any of its creditors; (vi) makes or permits a transfer of any of its Property, which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (vii) makes a transfer of any of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid.

H. A custodian, receiver, or trustee is appointed for any Obligor or any of its Subsidiaries or any Pledgor or for a substantial part of their respective Property.

I. Proceedings are commenced under any bankruptcy, reorganization, liquidation, or similar laws against any Obligor or any of its Subsidiaries or any Pledgor and remain undismissed for sixty (60) days after commencement; or any Obligor or any of its Subsidiaries or any Pledgor consents to the commencement of those proceedings.

J. Any judgment for the payment of money in an amount in excess of $500,000.00, individually or in the aggregate, (exclusive of amounts covered by insurance) is entered against any Obligor or any of its Subsidiaries, or any attachment, seizure, sequestration, levy, or garnishment is issued against any Property of any Obligor or any of its Subsidiaries or of any Pledgor or any Collateral, and such condition continues sixty (60) days or more (or if stayed pursuant to any order or agreement, then sixty (60) days or more following the expiration of such stay).

K. Any individual Obligor or Pledgor dies, or a guardian or conservator is appointed for any individual Obligor or Pledgor or all or any portion of their respective Property, or the Collateral.

L. Any material adverse change occurs in: (i) the reputation, Property, financial condition, business, assets, affairs, prospects, liabilities, or operations of any Obligor or any of its Subsidiaries; (ii) any Obligor’s or Pledgor’s ability to perform its obligations under the Related Documents; or (iii) the Collateral.

7.2
Remedies. Upon an Event of Default and at any time during the continuance of an Event of Default, the Bank may do one or more of the following: (a) cease permitting the Borrower to incur any Liabilities; (b) terminate any commitment of the Bank evidenced by any of the Notes; (c) declare any of the Notes to be immediately due and payable, without notice of acceleration, presentment and demand or protest or notice of any kind, all of which are hereby expressly waived; (d) exercise all rights of setoff that the Bank may have contractually, by law, in equity or otherwise; and (e) exercise any and all other rights pursuant to any of the Related Documents, at law, in equity or otherwise.

A. Generally. The rights of the Bank under this agreement and the other Related Documents are in addition to other rights (including without limitation, other rights of setoff) the Bank may have contractually, by law, in equity or otherwise, all of which are cumulative and hereby retained by the Bank. Each Obligor agrees to stand still with regard to the Bank’s enforcement of its rights, including taking no action to delay, impede or otherwise interfere with the Bank’s rights to realize on any Collateral.

B. Expenses. To the extent not prohibited by applicable Legal Requirements and whether or not the transactions contemplated by this agreement are consummated, the Borrower is liable to the Bank and agrees to pay on demand all reasonable costs and expenses of every kind incurred (or charged by internal allocation) in connection with the negotiation, preparation, execution, filing, recording, modification, supplementing and waiver of the Related Documents, the making, servicing and collection of the Credit Facilities and the realization on any Collateral and any other amounts owed under the Related Documents, including without limitation reasonable attorneys’ fees (including counsel for the Bank that are employees of the Bank or its Affiliates) and court costs. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding involving any Obligor, Pledgor, or Property of any Obligor, Pledgor, or Collateral. The obligations of the Borrower under this section shall survive the termination of this agreement.

C. Bank’s Right of Setoff. The Borrower grants to the Bank a security interest in the Deposits, and the Bank is authorized to setoff and apply, all Deposits, Securities and Other Property, and Bank Debt against any and all Liabilities. This right of setoff may be exercised at any time from time to time after the occurrence of any default, without prior notice to or demand on the Borrower and regardless of whether any Liabilities are contingent, unmatured or unliquidated. In this paragraph: (a) the term “Deposits” means any and all accounts and deposits of the Borrower (whether general, special, time, demand, provisional or final) at any time held by the Bank (including all Deposits held jointly with another, but excluding any IRA or Keogh Deposits, or any trust Deposits in which a security interest would be prohibited by any Legal Requirement); (b) the term “Securities and Other Property” means any and all securities and other personal Property of the Borrower in the custody, possession or control of the Bank, JPMorgan Chase & Co. or their respective Subsidiaries and Affiliates (other than Property held by the Bank in a fiduciary capacity); and (c) the term “Bank Debt” means all indebtedness at any time owing by the Bank, to or for the credit or account of the Borrower and any claim of the Borrower (whether individual, joint and several or otherwise) against the Bank now or hereafter existing.

8.	Miscellaneous.

8.1
Notice. Any notices and demands under or related to this agreement shall be in writing and delivered to the intended party (a) at its mailing address stated in this agreement, and if to the Bank, at its main office if no other address of the Bank is specified in this agreement, by one of the following means: (1) by hand; (2) by a nationally recognized overnight courier service; or (3) by certified mail, postage prepaid, with return receipt requested or (b) by electronic communication at its email address or facsimile number stated in this agreement. Notice delivered pursuant to clause (a) of this Section 8.1 shall be deemed given: (x) upon receipt if delivered by hand; (y) on the Delivery Day after the day of deposit with a nationally recognized courier service; or (z) on the third Delivery Day after the notice is deposited in the mail. Notice delivered pursuant to clause (b) of this Section 8.1 shall be deemed given when sent (except that, if not sent during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Delivery Day). “Delivery Day” means a day other than a Saturday, a Sunday or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of the change in the manner provided in this provision.

8.2
No Waiver. No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. The making of an advance during the existence of any default or subsequent to the occurrence of a default or when all conditions precedent have not been met shall not constitute a waiver of the default or condition precedent. No waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor shall a waiver on one occasion bar or waive that right on any future occasion.

8.3
Integration; Severability. This agreement, the Notes, and the other Related Documents embody the entire agreement and understanding between the Borrower and the Bank and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of the Borrower under this agreement, the Notes, or the other Related Documents or any provision thereof is held to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower and the remaining provisions shall not in any way be affected or impaired; and the invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of such obligations or provisions in any other jurisdiction.

8.4	Joint and Several Liability. Each party executing this agreement as the Borrower is individually, jointly and severally liable under this agreement.

8.5
Governing Law and Venue. This agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to its laws of conflicts). The Borrower agrees that any legal action or proceeding with respect to any of its obligations under this agreement may be brought by the Bank in any state or federal court located in the State of New York, as the Bank in its sole discretion may elect. By the execution and delivery of this agreement, the Borrower submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Borrower waives any claim that the State of New York is not a convenient forum or the proper venue for any such suit, action or proceeding.

8.6
Survival of Representations and Warranties. The Borrower understands and agrees that in extending the Credit Facilities, the Bank is relying on all representations, warranties, and covenants made by the Borrower in this agreement or in any certificate or other instrument delivered by the Borrower to the Bank under this agreement or in any of the other Related Documents. The Borrower further agrees that regardless of any investigation made by the Bank, all such representations, warranties and covenants will survive the making of the Credit Facilities and delivery to the Bank of this agreement, shall be continuing in nature, and shall remain in full force and effect until such time as the Liabilities shall be paid in full.

8.7
Non-Liability of the Bank. The relationship between the Borrower on one hand and the Bank on the other hand shall be solely that of borrower and lender. The Bank shall have no fiduciary responsibilities to the Borrower. The Bank undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

8.8
Indemnification of the Bank. The Borrower agrees to indemnify, defend and hold the Bank, its parent companies, Subsidiaries, Affiliates, their respective successors and assigns and each of their respective shareholders, directors, officers, employees and agents (collectively, the “Indemnified Persons”) harmless from any and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, interest, penalties, reasonable attorneys’ fees (including the reasonable fees and expenses of any attorneys engaged by the Indemnified Person at the Indemnified Person’s reasonable discretion) and amounts paid in settlement (“Claims”) to which any Indemnified Person may become subject arising out of or relating to the Credit Facilities, the Liabilities under this agreement or any other Related Documents or the Collateral, except to the limited extent that the Claims are proximately caused by the Indemnified Person’s gross negligence or willful misconduct. The indemnification provided for in this paragraph shall survive the termination of this agreement and shall not be affected by the presence, absence or amount of or the payment or nonpayment of any claim under, any insurance.

8.9
Counterparts. This agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same agreement.

8.10
Advice of Counsel. The Borrower acknowledges that it has been advised by counsel, or had the opportunity to be advised by counsel, in the negotiation, execution and delivery of this agreement and any other Related Documents.

8.11
Recovery of Additional Costs. If the imposition of or any change in any Legal Requirement, or the interpretation or application of any thereof by any court or administrative or governmental authority (including any request or policy not having the force of law) shall impose, modify, or make applicable any taxes (except federal, state, or local income or franchise taxes imposed on the Bank), reserve requirements, liquidity requirements, capital adequacy requirements, Federal Deposit Insurance Corporation (FDIC) deposit insurance premiums or assessments, or other obligations which would (A) increase the cost to the Bank for extending, maintaining or funding the Credit Facilities, (B) reduce the amounts payable to the Bank under the Credit Facilities, or (C) reduce the rate of return on the Bank’s capital as a consequence of the Bank’s obligations with respect to the Credit Facilities, then the Borrower agrees to pay the Bank such additional amounts as will compensate the Bank therefor, within five (5) days after the Bank’s written demand for such payment. The Bank’s demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by the Borrower, which explanation and calculations shall be conclusive in the absence of manifest error.

8.12
Expenses. The Borrower agrees to pay or reimburse the Bank for all its out-of-pocket costs and expenses and reasonable attorneys’ fees (including the fees of in-house counsel) incurred in connection with the preparation and execution of this agreement, any amendment, supplement, or modification thereto, and any other Related Documents.

8.13
Reinstatement. The Borrower agrees that to the extent any payment or transfer is received by the Bank in connection with the Liabilities, and all or any part of the payment or transfer is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid or transferred by the Bank or paid or transferred over to a trustee, receiver or any other entity, whether under any proceeding or otherwise (any of those payments or transfers is hereinafter referred to as a “Preferential Payment”), then this agreement and the Notes shall continue to be effective or shall be reinstated, as the case may be, even if all those Liabilities have been paid in full and whether or not the Bank is in possession of the Notes and whether any of the Notes has been marked, paid, released or cancelled, or returned to the Borrower and, to the extent of the payment, repayment or other transfer by the Bank, the Liabilities or part intended to be satisfied by the Preferential Payment shall be revived and continued in full force and effect as if the Preferential Payment had not been made. The obligations of the Borrower under this section shall survive the termination of this agreement.

8.14
Assignments. The Borrower agrees that the Bank may provide any information or knowledge the Bank may have about the Borrower or about any matter relating to the Notes or the other Related Documents to JPMorgan Chase & Co., or any of its Subsidiaries or Affiliates or their successors, or to any one or more purchasers or potential purchasers of the Notes or the Related Documents. The Borrower agrees that the Bank may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations in the Notes to one or more purchasers whether or not related to the Bank.  The Bank shall use its commercially reasonable efforts to provide the Borrower with notice of any such sale, assignment or transfer.

8.15
Waivers. To the maximum extent not prohibited by applicable Legal Requirements, each Obligor waives (a) any right to receive notice of the following matters before the Bank enforces any of its rights: (i) any demand, diligence, presentment, dishonor and protest, or (ii) any action that the Bank takes regarding any Person, any Collateral, or any of the Liabilities, that it might be entitled to by law or under any other agreement; (b) any right to require the Bank to proceed against the Borrower, any other Obligor or any Collateral, or pursue any remedy in the Bank’s power to pursue; (c) any defense based on any claim that any Obligor’s obligations exceed or are more burdensome than those of the Borrower; (d) the benefit of any statute of limitations affecting liability of any Obligor or the enforcement hereof; (e) any defense arising by reason of any disability or other defense of the Borrower or by reason of the cessation from any cause whatsoever (other than payment in full) of the obligation of the Borrower for the Liabilities; and (f) any defense based on or arising out of any defense that the Borrower may have to the payment or performance of the Liabilities or any portion thereof. Each Obligor consents to any extension or postponement of time of its payment without limit as to the number or period, to any substitution, exchange or release of all or any part of any Collateral, to the addition of any other party, and to the release or discharge of, or suspension of any rights and remedies against, any Obligor. The Bank may waive or delay enforcing any of its rights without losing them. Any waiver affects only the specific terms and time period stated in the waiver. No modification or waiver of any provision of the Notes is effective unless it is in writing and signed by the Person against whom it is being enforced.

8.16	Time is of the Essence. Time is of the essence under this agreement and in the performance of every term, covenant and obligation contained herein.

9.	USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, if it is an individual the Bank will ask for its name, taxpayer identification number, residential address, date of birth, and other information that will allow the Bank to identify it, and, if it is not an individual the Bank will ask for its name, taxpayer identification number, business address, and other information that will allow the Bank to identify it. The Bank may also ask, if the Borrower is an individual, to see its driver’s license or other identifying documents, and if it is not an individual, to see its Organizational Documents or other identifying documents.

10.
WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE BORROWER MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

11.
JURY WAIVER. TO THE MAXIMUM EXTENT NOT PROHIBITED BY APPLICABLE LAW, THE BORROWER AND THE BANK (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE OTHER RELATED DOCUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN.

12.
VOLUNTARY TERMINATION. Borrower may terminate this agreement at any time upon at least ten (10) days’ prior written notice to the Bank.  On the date specified in such notice, termination will be effective, so long as Borrower has paid to the Bank, in same day funds, all amounts due under the Liabilities, including but not limited to the aggregate principal amount outstanding on such date, together with accrued interest and fees thereon

[signature page immediately follows]

Address(es) for Notices:	Borrower:
55 Charles Lindbergh Boulevard Uniondale, NY 11553	FREQUENCY ELECTRONICS, INC.
Attn:	By:	/s/ Alan Miller
		Alan Miller	Secretary Treasurer and CFO
		Printed Name	Title
	Date Signed:	June 6, 2013

Address for Notices:	Bank:
395 North Service Rd., 3rd Floor Melville, NY 11747	JPMorgan Chase Bank, N.A.
Attn:	By:	/s/ Gina Franceschini
		Gina Franceschini	Authorized Officer
		Printed Name	Title
	Date Signed:	June 6, 2013

Outside Counsel Prepared